Exhibit 10.4

DIRECTOR DEFERRED COMPENSATION AGREEMENT

THIS AGREEMENT is made this                     day of      ,          by and between Horry County State Bank of Loris, South Carolina (the “Company”), and                               (the “Director”).

INTRODUCTION

In consideration of the services performed and to be performed by the Director and to encourage the Director to remain a director of the Company, the Company is willing to provide to the Director a deferred fee opportunity, under the terms and conditions herein set forth, and agree to provide the Director and his beneficiary with certain benefits described herein.

AGREEMENT

The Director and the Company agree as follows:

Article 1

Definitions

1.1   Definitions.  Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1.1        “Change of Control” means the transfer of 51% or more of the Company’s outstanding voting common stock followed within twelve (12) months by termination of the Director’s status as a member of the Company’s Board of Directors.

1.1.2        “Code” means the Internal Revenue Code of 1986, as amended.  References to a Code section shall be deemed to be that section as it now exists and to any successor provision.

1.1.3        “Deferred Fee Account” shall mean an account established on the books of the Company for the Director as provided in section 3 hereof.

1.1.4        “Disability” means the Director’s permanent inability to perform substantially all normal duties of the Director’s position, as determined by the Company’s Board of Directors in its sole discretion.  As a condition to any benefits, the Company may require the Director to submit to such physical or mental evaluations and test as the Board of Directors deems appropriate.

1.1.5        “Election Form” means the Form attached as Exhibit 1.

1.1.6        “Fees” means the total fees payable to the Director.

1.1.7        “Normal Retirement Date” means the date on which the Director attains age 70.

1.1.8        “Prime Rate” shall mean the highest base interest rate on corporate loans as declared in the Wall Street Journal as of January 2 of each year, adjusted annually.

1.1.9        “Termination of Service” means the Director’s ceasing to be a member of the Company’s Board of Directors for any reason whatsoever.

Article 2

Deferral Election

2.1   Initial Election.  The Director shall make an initial deferral election under this Agreement by filing with the Company a signed Election Form within 30 days after the date of this agreement.  The Election Form shall set forth the amount of Fees to be deferred and the form of benefit payment.  The Election Form shall be effective to defer only Fees earned after the date the Election Form is received by the Company.

2.2   Election Changes.

2.2.1        Generally.  The Director may modify the amount of Fees to be deferred by filing a subsequent signed Election Form with the Company.  The modified deferral is subject to the approval of the Company and shall not be effective until the calendar year following the year in which the subsequent Election Form is received by the Company.  The Director may not change the form of benefit payment initially elected under Section 2.1.

2.2.2        Hardship.  If an unforeseeable financial emergency arising from the death of a family member, divorce, sickness, injury, catastrophic of similar event outside the control of the Director occurs, the Director, by written instructions to the Company may reduce or cease future deferral amounts under the Agreement.

Article 3

Deferral Account

3.1   Establishing and Crediting.  The Company shall establish a Deferred Fee Account on its books for the Director, and shall continue to credit to the Deferred Fee Account the following amounts:

3.1.1        Deferrals.  The Fees deferred by the Director as of the time the Fees would have otherwise been paid to the Director.

3.1.2        Interest.  On the first day of each monthly anniversary of the date of this Agreement, and immediately prior to the payment of any benefits, interest on the account balance shall accrue at an annual rate, compounded monthly, equal to Horry County State Bank’s Prime Rate.  Beginning in January 1998 and each year forward, on the first day of each monthly anniversary of the date of this agreement, and immediately prior to the payment of any benefits, interest on the account balance since the preceding credit under this Section 3.1.2 shall accrue at an annual rate, compounded monthly, equal to the Prime Rate.  The Board of Directors retains the right to adjust the interest crediting rate at its discretion.

3.2   Statement of Accounts.  The Company shall provide to the Director, within one hundred twenty (120) days after each anniversary of this Agreement, a statement setting forth the Deferral Account balance.

3.3   Accounting Device Only.  The Deferral Account is solely a device for measuring amounts to be paid under this Agreement.  The Deferral Account is not a trust fund of any kind.  The Director is a general unsecured creditor of the Company for the payment of benefits.  The benefits represent the Company’s promise to pay such benefits.  The Director’s rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Director’s creditors.

Article 4

Lifetime Benefits

4.1   Normal Retirement Benefit.  If the Director terminates employment on or after the Normal Retirement Date for reasons other than death, the Company shall pay to the Director the benefit described in this Section 4.1.

4.1.1        Amount of Benefit.  The benefit under this Section 4.1 is the Deferred Fee Account balance at the Director’s Termination of Service.

4.1.2        Payment of Benefit.  The Company shall pay the benefit to the Director in the form elected by the Director on the Election Form.  The Company shall continue to credit interest in the manner provided in Section 3.3.1 in the remaining account balance during any applicable installment period.

4.2   Early Retirement Benefit.  If the Director terminated employment prior to the Normal Retirement Date, and for reasons other than death or Disability, the Company shall pay to the Director the benefit described in this Section 4.2.

4.2.1        Amount of Benefit.  The benefit under this Section 4.2 is calculated by recomputing the Deferred Fee Account balance from its inception up to the date of the Director’s Termination of Service, with the following modification:

4.2.2        Payment of Benefit.  The Company shall pay the benefit to the Director in the form elected by the Director on the Election Form.  The Company shall continue to credit interest in the manner provided in Section 3.1 on the remaining account balance during any applicable installment period.

4.3   Disability Benefit.  If the Director terminates employment for Disability prior to the Normal Retirement Date, the Company shall pay to the Director the benefit described in this Section 4.3.

4.3.1        Amount of Benefit.  The benefit under this Section 4.3 is the Deferred Fee Account balance at the date of the Director’s Termination of Service.

4.3.2        Payment of Benefit.  The Company shall pay the benefit to the Director, at the Company’s discretion, either in a lump sum within 90 days, or in the form elected by the Director on the Election Form.  The Company shall continue to credit interest in the manner provided in section 3.1.2 on the remaining account balance during any applicable installment period.

4.4   Change of Control Benefit.  Upon a Change of Control while the Director is in the active service of the Company, the Company shall pay to the Director the benefit described in this Section 4.4 in lieu of any other benefit under this Agreement.

4.4.1        Amount of Benefit.  The benefit under this Section 4.4 is the Deferred Fee Account balance at the date of the Director’s Termination of Service.

4.4.2        Payment of Benefit.  The Company shall pay the benefit to the Director in a lump sum within 90 days after the Director’s Termination of Service.

4.5   Hardship Distribution.  Upon the Company’s determination (following petition by the Director) that the Director has suffered an unforeseeable financial emergency as described in Section 2.2.2, the Company shall distribute to the Director all or a portion of the Deferred Fee Account balance as determined by the Company, but in no event shall the distribution be greater than is necessary in the opinion of the Board of Directors to relieve the financial hardship.

Article 5

Death Benefits

5.1   Death During Active Service.  If the Director dies while in the active service of the Company, the Company shall pay to the Director’s beneficiary the benefit described in this Section 5.1.

5.1.1        Amount of Benefit.  The benefit under Section 5.1 is the higher of $                    or the Director’s Deferred Fee Account balance as of the date of death.

5.1.2        Payment of Benefit.  The Company shall pay the benefit to the beneficiary as a lump sum within 90 days following the Director’s Death.  The Company shall continue to credit interest under Section 3.1.2.

5.2   Death During Benefit Period.  If the Director dies after benefit payments have commenced under this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Director’s beneficiary at the same time and in the same amounts they would have been paid to the Director had the Director survived.

Article 6

Beneficiaries

6.1   Beneficiary Designations.  The Director shall designate a Primary and Contingent beneficiary by filing a written designation with the Company.  The Director may revoke or modify the designation at any time by filing a new designation.  However, designations will only be effective if signed by the Director and accepted by the Company during the Director’s lifetime.  The Director’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Director, or if the Director names a spouse as beneficiary and the marriage is subsequently dissolved.  If the Director dies without a valid beneficiary designation, all payments shall be made to the Director’s surviving spouse, if any, and if none, to the Director’s surviving children and the descendants of any deceased child by right of representation, and if no children or descendants survive, to the Director’s estate.

6.2   Facility of Payment.  If a benefit is payable to a beneficiary who is minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person.  The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  Such distribution shall completely discharge the Company from all liability with respect to such benefit.

Article 7

General Limitations

Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement that is attributable to the interest earned on the deferred Fees:

7.1   Excess Parachute Payment.  To the extent any benefit permitted hereunder would be excessive under Section 280G of the Code, the excess parachute payment will not be paid to the Director.

7.2   Termination for Cause.  If the Company terminates the Director’s service as a director for:

7.2.1        Gross negligence or gross neglect of duties;

7.2.2        Commission of a felony or of a gross misdemeanor involving moral turpitude; or

7.2.3        Fraud, dishonesty or willful violation of any law or significant Company policy committed in connection with the Director’s service and resulting in an adverse financial effect on the Company

7.3   Suicide.  If the Director commits suicide within two years after the date of this Agreement, or if the Director has made any material misstatement of fact on any application for life insurance purchased by the Company, then this Agreement shall terminate and the Director shall automatically forfeit all amounts due hereunder, except to the extent that he is vested.

Article 8

Claims and Review Procedures

8.1   Claims Procedure.  The Company shall notify the Director’s beneficiary in writing, within ninety (90) days of his or her written application for benefits, of his or her eligibility or noneligibility for benefits under the Agreement.  If the Company determines that the beneficiary is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed, and (4) an explanation of the Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the beneficiary wishes to have the claim reviewed.  If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the beneficiary of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an addition ninety-day period.

8.2   Review Procedure.  If the beneficiary is determined by the Company not to be eligible for benefits, or if the beneficiary believes that he or she is entitled to greater or different benefits, the beneficiary shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company.  Said petition shall state the specific reasons which the beneficiary believes entitle him or her to benefits or to greater or different benefits.  Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the beneficiary (and counsel, if any) an opportunity to present his or her position to the Company orally or in writing, and the beneficiary (or counsel) shall have the right to review the pertinent documents.  The Company shall notify the beneficiary of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the beneficiary and the specific provisions of the Agreement on which the decision is based.  If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Company, but notice of this deferral shall be given to the beneficiary.

Article 9

Amendments and Termination

The Company reserves the right to amend or terminate this Agreement at any time prior to the Director’s Termination of Service by written notice to the Director.  In no event shall this Agreement be terminated without payment to the Director of the Deferred Fee Account balance attributable to the Director’s deferrals and interest credited.

Article 10

Miscellaneous

10.1   Binding Effect.  This Agreement shall bind the Director and the Company, and their beneficiaries, survivors, executors, administrators and transferees.

10.2   No Guaranty of Employment.  This Agreement is not a contract for services.  It does not give the Director the right to remain an executive of the Company, nor does it interfere with the shareholder’s rights to replace the Director.  It also does not require the Director to remain a director nor interfere with the Director’s right to terminate services at any time.

10.3   Non-Transferability.  Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

10.4   Tax Withholding.  The Company shall withhold any federal income, state, employment, or other taxes that are required to be withheld from the benefits provided under this Agreement.

10.5   Applicable Law.  The Agreement and all rights hereunder shall be governed by the laws of South Carolina, except to the extent preempted by the laws of the United State of America.

10.6   Unfunded Arrangement.  The Director and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement.  The benefits represent the mere promise by the Company to pay such benefits.  The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.  Any insurance on the Director’s life is a general asset of the Company to which the Director and beneficiary have no preferred or secured claim.

10.7   Prior Agreements.  This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby, and any previous agreements or understandings between the parties hereto regarding the subject matter hereof are merged into and superseded by this Agreement.

IN WITNESS WHEREOF, the Director and a duly authorized Company officer have signed this Agreement.

DIRECTOR	Horry County State Bank

By

Title:
Cashier

I understand that I may not change the form of benefit elected, even if I later change the amount of my deferrals under the Agreement.

Beneficiary Designation

I designate the following as beneficiary of benefits under the Deferred Compensation Agreement payable following my death:

Primary:

Contingent:

Note:  To name a trust as beneficiary, please provide the name of the trustee and the exact date of the trust agreement.

I understand that I may change these beneficiary designations by filing a new written designation with the Company.  I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary, in the event of the dissolution of our marriage.

Signature

Date

Accepted by the Company this                  day of                  ,                .

By

Title